EXHIBIT - 99

              BestNet Communications Announces Temporary Reduction
                        of Exercise Price on its Warrants

GRAND RAPIDS, Mich.--(PR Newswire)--June 10, 2005--BestNet Communications Corp. (OTCBB: BESC - News), a provider of patented and proprietary global communication solutions, today announces approval by its Executive Committee to temporarily reduce the exercise price on its warrants. The warrants are currently traded under the symbol BESCW. Each warrant entitles the holder to one share of the Company's common stock in exchange for $.30. The exercise price of these warrant will be reduced to $.15 (the "Temporary Exercise Price") for a period beginning on June 13, 2005 and ending at noon (EDT) on June 24, 2005. The exercise price of any warrants not exercised during this periods will revert back to $.30. An aggregate of 3,589,581 shares of common stock are issuable upon exercise of these warrants. The Company will receive net proceeds of approximately $538,000 assuming all of the warrants are exercised. All warrants that have not been exercised by such date will continue to trade as warrants on the Pink Sheets.

In order to exercise the warrants, at the reduced exercise price, each warrant holder must comply with the following steps to receive the one (1) share of common stock for $.15:

     1) Investors should contact their broker to indicate their intent to exercise their warrants at the Temporary Exercise Price.

     2) The Brokers will transmit the instructions to the Depository Trust Company.

     3) At this time, the Depository Trust Company will collect the funds, $.15 per each warrant exercised for the American Stock Transfer and Trust Co.

     4) The Depository Trust Company conveys the funds and transaction information to American Stock Transfer and Trust Co.

     5)   The one (1) share of common stock will be transmitted to the broker.


About BestNet Communications Corp.

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  investors@bestnetcom.com

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.